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                                                                  EXHIBIT 23.1


        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 9, 2001 accompanying the consolidated financial statements and schedule of Michael Foods, Inc. and subsidiaries, which are included in this Annual Report on Form 10-K of Michael Foods, Inc. for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Michael Foods, Inc. on Forms S-8 (File No. 33-31914 effective November 21, 1989, and March 25, 1997 as amended; File Nos. 33-64076 and 33-64078 effective June 9, 1993, and March 25, 1997 as amended; File No. 33-57969 effective March 7, 1995, and March 25, 1997 as amended; and File Nos. 333-23949 and 333-85251 effective March 25, 1997 and August 16, 1999 as amended).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

February 9, 2001